Exhibit 10.51

October 20, 2006

Mr. William H. Mitchell
17 Rope Ferry Road
Hanover, NH 03755

Dear Bill:

It is with tremendous pleasure that we extend an offer to you to join Audible Inc. We look forward to having you join our senior leadership team. The specifics of our offer are as follows:

Function: Chief Financial Officer

Starting Date: As soon as possible, but no later than November 20, 2006

Compensation: $270,000/annum

Bonus: You are eligible to receive up to 50% of your base pay as an annual bonus. For the balance of 2006 and for the first three quarters of 2007, payable on a pro rata quarterly basis, $80,000 of the target bonus will be guaranteed. The guarantee will be paid no later than six weeks after the close of the relevant quarter. The rest of your bonus within this time frame and beyond these dates will be based on meeting mutually agreed upon individual and the Company’s overall performance objectives.

Long Term Compensation: Upon your commencement of employment, you will be granted 75,000 Audible restricted stock units or restricted stock under Audible’s Stock Incentive Plan. The specific grant will be formally readdressed by the Audible Board of Directors Compensation Committee at the end of your third year of employment. Our Compensation Committee will also review C level compensation each year, at which time additional incentives can be considered.

Stock Vesting Schedule: Your restricted stock units/restricted stock shall vest in accordance with the following schedule: 33.3% of the units will vest at the end of Year 1, 33.3% of the shares shall vest at the end of Year 2, and 33.4% of the shares shall vest at the end of Year 3. The Company will, upon your request, on each vesting date of your initial restricted stock/unit award, withhold or redeem from you vested shares sufficient in amount to satisfy your tax liabilities that arise from such vesting, up to the statutory minimum withholding amount required by law.

Accelerated Vesting: Our restricted stock agreements provides for automatic vesting of 50% of unvested shares in the event of a sale or merger of the company resulting in a qualified “change of ownership” prior to full vesting. It also provides that, at the time of the transaction, additional accelerated vesting can be approved by the Board.

Representation: You represent that you are free to accept employment with Audible Inc. without any contractual restrictions, express or implied, with respect to any of your prior employers.

Compliance: You agree to comply fully with all Audible policies and procedures, including but not limited to, any memoranda and communications pertaining to Audible’s policies, procedures, rules and regulations.

Non-Disclosure Agreement: All employees are required to execute a non-compete and non-disclosure agreement, a standard aspect of our hiring practices.

Company Apartment: The Company will provide an apartment for you to use when you are working at Audible headquarters. The location, character and monthly cost of the dwelling will be subject to mutual agreement.

Benefits: As of your first day as an employee, you (and your eligible dependents, if any) may be covered under Audible’s health insurance and dental plans, subject to its exclusions and limitations. The company will cover two thirds of your premium.

The company will also pay 25% of your annual membership at a health club of your choice, reasonably approved by the company. The company also has a 401(k) plan, with a matching contribution of up to 2%, as well as Long Term Disability, FSA and Life Insurance Plans.

Time Off: Twenty-five (25) days of vacation per annum prorated the first calendar year. The company typically observes seven holidays each year.

Severance: You will be granted twelve months salary and benefits continuation in the event of termination without cause.

In compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete Employment Verification Form I-9 and present proof of identity and employment eligibility. Please bring the necessary documentation on your first day of work.

You signature below indicates acceptance of these terms. Please note that this offer will expire at 5:00 pm on October 27, 2006.
Bill, I hope you realize how very much I - and other people who have met you at Audible - look forward to having you as part of the Audible team.

Regards,

/s/ Donald R. Katz

Donald Katz
Chairman and CEO
Audible, Inc

  Accepted: /s/ William H. Mitchell                                                 Date: October 27, 2006

William H. Mitchell